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                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE

For Immediate Release

                   NCO PORTFOLIO ANNOUNCES FINAL DISTRIBUTION
                             OF STOCK HELD IN ESCROW

BALTIMORE, MD, October 3, 2002 - NCO Portfolio Management, Inc. ("NCPM")(Nasdaq:
NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that it has finalized the distribution of the NCPM common stock held in escrow for the former Creditrust Corporation ("Creditrust") Equity Class 11 shareholders and certain other Creditrust creditor classes.

Creditrust merged into NCPM on February 21, 2001. Pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated September 22, 2000, Creditrust Class 11 shareholders of record as of December 21, 2000 received an initial distribution of 0.1388 shares of NCPM common stock for every Creditrust common share, and were eligible to receive up to an additional 0.0279 shares of NCPM common stock, held in escrow, based upon the resolution of certain disputed and administrative claims. After consummation of the merger, there were 13,576,519 shares of NCPM common shares outstanding, including 291,732 shares held in escrow. All disputed claims and administrative costs have been resolved and, based upon such final determination, Creditrust Class 11 shareholders will receive an additional 0.0234 shares of NCPM common stock for every Creditrust common share, or a total of 244,756 shares of NCPM common stock. The balance of the shares held in escrow of 46,976 have been or will be distributed to NCO Group, Inc. ("NCOG")(Nasdaq: NCOG) and certain other creditor classes pursuant to the Fifth Amended Plan of Reorganization of Creditrust, dated December 21, 2000.

After the final distribution, NCOG will own 63.35%, or 8,600,289 shares of the outstanding common stock of NCPM, an increase of 1,252 shares.

NCO Portfolio Management, Inc. is a leading purchaser and manager of delinquent accounts receivable.

For further information:

At NCO Portfolio Management, Inc.       At FRB/Weber Shandwick
Michael J. Barrist,                     Joe Calabrese (General) - (212) 445-8434
Chairman and CEO                        Michael DiPaolo (Media) - (212) 445-8454
(215) 441-3000                          Nicole Engel (Analysts) - (212) 445-8452
Richard J. Palmer,
SVP, Finance and CFO
(443) 436-4525
email: rick.palmer@ncogroup.com


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